                                                                    EXHIBIT 10.8

SOFTWARE LICENSE AGREEMENT

This Software License Agreement ("Agreement") is made and effective this September 1, 2002 by and between Innovative Systems, LLC ("Developer") and Volcom Stone Board Wear, Inc. ("Licensee").

Developer has developed and licenses to users its software program marketed under the name Full Circle Apparel Software (the "Software").

Licensee desires to utilize a copy of the Software.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Developer and Licensee agree as follows:

1.   LICENSE:

Developer hereby grants to Licensee a perpetual, non-exclusive, limited license to use the Software in the United States of America as set forth in this Agreement.

2.   RESTRICTIONS:

Licensee shall not modify, copy, duplicate, reproduce, license or sublicense the Software, or transfer or convey the Software or any right in the Software to anyone else without the prior written consent of Developer; provided that Licensee may make one copy of the Software for backup or archival purposes.

3.   FEE:

In consideration for the grant of the license and the use of the Software, Licensee agrees to pay Developer the sum of license fee.

4.   WARRANTY OF TITLE:

Developer hereby represents and warrants to Licensee that Developer is the owner of the Software or otherwise has the right to grant to Licensee the rights set forth in this Agreement. In the event any breach or threatened breach of the foregoing representation and warranty, Licensee's sole remedy shall be to require Developer or to either: i) procure, at Developer's expense, the right to use the Software, ii) replace the Software or any part thereof that is in breach and replace it with Software of comparable functionality that does not cause any breach, or iii) refund to Licensee the full amount of the license fee upon the return of the Software and all copies thereof to Developer.

5.   WARRANTY OF FUNCTIONALITY:

A. For a period of ninety days following delivery of the Software to Licensee (the "Warranty Period"), Developer warrants that the Software shall perform in all material respects according to the Developer's specifications concerning the Software when used with the appropriate computer equipment. Licensee shall promptly notify Developer and Developer shall correct any deficiencies in the software at no expense to the Licensee. It will be at Developers discretion if said deficiencies are covered under warranty. Licensee's sole remedy shall be that Developer shall correct the Software so that it operates according to the warranty. This warranty shall not apply to the Software if modified by anyone or if used improperly or on an operating environment not approved by Licensor.

B. In the event of any defect in the media upon which the Software is provided arising within ninety days of the date of delivery of the Software, upon return to Developer of the Software upon the original media, Developer shall provide Licensee a new copy of the Software.

6. SOFTWARE MAINTENANCE:

A. Standard maintenance. During the Warranty Period, Developer shall provide to Licensee any new, corrected or enhanced version of the Software as created by Developer. Such enhancement shall include all modifications to the Software which increase the speed, efficiency or ease of use of the Software, or add additional capabilities or functionality to the Software.

B. Optional maintenance. After expiration of the Warranty Period, Licensee may continue to receive maintenance support on a monthly basis. The charge for such optional maintenance support shall be Developer's regular list price for maintenance and support for the Software as published from time to time by Developer. Developer will deliver a software maintenance agreement for review and execution if Licensee requires software maintenance. If Licensee fails to take software maintenance Licensee may still receive support but at Developers non-maintenance rates. Under the non-maintenance support any new, corrected or enhanced version of the software as created by developer will be available to Licensee but Licensee shall pay for any such enhancements. Developer may elect to discontinue maintenance at any time upon notice to Licensee, and refund of any then unearned maintenance fees.

7. PAYMENT

Payment of the license fee shall be in accordance with proposal delivered to Licensee. Payment of any other amount owed by Licensee to Developer pursuant to this Agreement shall be paid within thirty (30) days following invoice from Developer. In the event any overdue amount owed by Licensee is not paid following ten (10) days written notice from Developer, then in addition to any other amount due, Developer may impose and Licensee shall pay a late payment charge at the rate of one percent (1%) per month on any overdue amount.

8. TAXES

In addition to all other amounts due hereunder, Licensee shall also pay to Developer, or reimburse Developer as appropriate, all amounts due for property tax on the Software and for sales, use, excise taxes or other taxes which are measured directly by payments made by Licensee to Developer. In no event shall Licensee be obligated to pay any tax paid on the income of Developer or paid for Developer's privilege of doing business.

9. WARRANTY DISCLAIMER

DEVELOPER'S WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE

AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10. LIMITATION OF LIABILITY:

Developer shall not be responsible for, and shall not pay, any amount of incidental, consequential or other indirect damages, whether based on lost revenue or otherwise, regardless of whether Developer was advised of the possibility of such losses in advance. In no event shall Developer's liability hereunder exceed the amount of license fees paid by Licensee, regardless of whether Licensee's claim is based on contract, tort, strict liability, product liability or otherwise.

11. NOTICE:

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

     Innovative Systems, LLC
     22921 Triton Way #228
     Laguna Hills, CA 92653

12. GOVERNING LAW:

This Agreement shall be construed and enforced in accordance with the laws of the state of California.

13. NO ASSIGNMENT:

Neither this Agreement nor any interest in this Agreement may be assigned by Licensee without the prior express written approval of Developer.

14. FINAL AGREEMENT:

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

15. SEVERABILITY:

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

16. HEADINGS:

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, Developer and Licensee have executed this Software License Agreement on the day and year first above written.



Innovative Systems, LLC                     Volcom Stone Board Wear, Inc.




Joseph R. Schaefer                          Doug Collier
Principal                                   CFO
22921 Triton Way #228                       1740 Monrovia Ave.
Laguna Hills, CA 92653                      Costa Mesa, CA 92627